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                                                 As Filed Pursuant to Rule 424B3
                                                 SEC File No. 333-39264


                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                            VARIABLE SEPARATE ACCOUNT
              (PORTION RELATING TO THE POLARISII VARIABLE ANNUITY)

                      -----------------------------------

                     SUPPLEMENT TO THE POLARISII PROSPECTUS
                    (FEATURING THE PRINCIPAL REWARDS PROGRAM)
                               DATED JULY 5, 2000

   This supplement supersedes the July 5, 2000 supplement to this prospectus.

The portion of the prospectus relating to the Principal Rewards feature located on pages 8-9 is supplemented with the following:

CURRENT ENHANCEMENT LEVELS

The Enhancement Levels, Upfront Payment Enhancement Rate, Deferred Payment Enhancement Rate and Deferred Payment Enhancement Date applicable to all Purchase Payments received after December 1 , 2000, are as follows:

----------------------------------------------------------------------------------------------------------
                                 UPFRONT PAYMENT         DEFERRED PAYMENT           DEFERRED PAYMENT
      ENHANCEMENT LEVEL         ENHANCEMENT RATE         ENHANCEMENT RATE           ENHANCEMENT DATE
----------------------------------------------------------------------------------------------------------
Under $ 40,000                        2%                       0%                          N/A
----------------------------------------------------------------------------------------------------------

$40,000 - $99,999                     4%                       0%                           N/A

----------------------------------------------------------------------------------------------------------
                                                                                 Nine years from the date
$100,000 - $499,999                   4%                       1%                we receive each Purchase
                                                                                         Payment.
----------------------------------------------------------------------------------------------------------
                                                                                 Nine years from the date
$500,000 - more                       5%                       1%                we receive each Purchase
                                                                                         Payment.
----------------------------------------------------------------------------------------------------------

Future Upfront Enhancement Rates may change at any time, but will never be less than 2%. Deferred Payment Enhancement Rates may increase, decrease or stay the same; there is no minimum Deferred Payment Enhancement Rate. The Date on which you may receive any applicable future Deferred Payment Enhancement may change; it may be less than nine years or greater than nine years.

Date: December 1, 2000


                Please keep this Supplement with your Prospectus.

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